AMERICAN MILLENNIUM CORPORATION, INC.

                      2003 EMPLOYEE STOCK OPTION AGREEMENT
                          (Non-Qualified Stock Option)

                   STOCK OPTION AGREEMENT NUMBER: 02-24-03 JH

                                February 24, 2003

                  THIS 2003 EMPLOYEE STOCK OPTION AGREEMENT (the "Agreement") is made effective as of the 23 day of February 2003 ("Effective Date") by and between AMERICAN MILLENNIUM CORPORATION, INC. (the "Corporation"), a New Mexico corporation, and James Hamilton (the "Participant"). This Agreement is only valid if Participant is or was employed by the Corporation on the Effective Date.

                                    RECITALS

                  A. The Corporation desires to compensate Participant by providing Participant with a proprietary interest in the Corporation.

                  B. The Board of Directors of the Corporation has determined that Participant is therefore eligible to receive a right to purchase shares of the Corporation's common voting stock, $.001 par value (the "Common Stock") in accordance with the terms and conditions set forth in this Agreement. The shares will be issued as Rule 144 restricted shares.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

I. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Corporation hereby grants to Participant the option to purchase, during the period specified in Section III hereof, ONE MILLION FIVE HUNDRED THOUSAND SHARES (1,500,000) shares of Common Stock (such shares of Common Stock being hereinafter referred to as the "Shares") at a price of US$0.10 (TEN CENTS) per Share (the "Exercise Price") in accordance with the terms of this Agreement (such option being hereinafter referred to as the "Option"). The Board of Directors of the Corporation, exercising good faith, has determined the Exercise Price may or may not be equal to the fair market value of the Common Stock as of the date hereof. The parties hereby agree that the Corporation shall not be responsible for the payment of any tax imposed on the Participant, nor will the Corporation reimburse the Participant for the payment of any tax so imposed on the Participant. The Corporation makes no warranty or representation to the Participant regarding the federal or state income tax consequences of the grant or exercise of the Option.

II. Vesting; Transferability. The Corporation and Participant agree that the Option is being granted for Participant's ongoing leadership and service and therefore the Option is to become vested in the Participant upon the occurrence of the following events commencing from the Effective Date:

          A. Upon the Corporation's trailing gross revenues (including revenues from its consolidated subsidiaries) for twelve months achieving US$2,500,000 or more (including in such computation the prior twelve months gross revenues of any enterprise acquired by or merged into the Corporation looking back from the date of the closing of any such acquired or merged enterprise); then, simultaneous with such occurrence, FIVE HUNDRED THOUSAND (500,000) SHARES shall become fully vested and shall not be subject to forfeiture unless the Participant willfully engages in misconduct in connection with the Participant's departure that is materially injurious to the Corporation.

          B. Upon the Corporation's trailing gross revenues (including revenues from its consolidated subsidiaries) for twelve months achieving US$5,000,000 or more (including in such computation the prior twelve months gross revenues of any or all enterprises acquired by or merged into the Corporation looking back from the date of the closing of any or all of such acquired or merged enterprises); then, simultaneous with such occurrence, FIVE HUNDRED THOUSAND (500,000) SHARES shall become fully vested and shall not be subject to forfeiture unless the Participant willfully engages in misconduct in connection with the Participant's departure that is materially injurious to the Corporation.

          C. Upon the Corporation's trailing gross revenues (including revenues from its consolidated subsidiaries) for twelve months achieving US$7,500,000 or more (including in such computation the prior twelve months gross revenues of any or all enterprises acquired by or merged into the Corporation looking back from the date of the closing of any or all of such acquired or merged enterprises); then, simultaneous with such occurrence, FIVE HUNDRED THOUSAND (500,000) SHARES shall become fully vested and shall not be subject to forfeiture unless the Participant willfully engages in misconduct in connection with the Participant's departure that is materially injurious to the Corporation.

               The Option shall be fully and completely transferable by the Participant, subject to the provisions of Section VII.E hereof.

III. Exercise of Option.

          A. Term. Subject to the provisions of Section II immediately above, the Option shall be effective and shall be exercisable at any time during the period commencing on the Effective Date, and ending on the earliest of (i) the date all of the Shares are purchased pursuant to the terms of this Agreement, or (ii) three years from the Effective Date.

          B. Effect of Expiration. Upon the expiration of the Option, the Option shall have no further force or effect and Participant shall have no further rights in or under the Option or to the Shares, which shall not have been purchased by such time pursuant to the Option.

          C. Manner of Exercise. All or a portion of the Option shall be deemed exercised upon delivery to the Secretary of the Corporation at the Corporation's principal office in Golden, Colorado of all of the following:

               1. A written notice of exercise signed by the Participant or other person entitled to exercise the Option specifying the number of Shares to be purchased and specifying the amount payable (the "Purchase Price") which shall be equal to the amount obtained by multiplying the Exercise Price by the number of Shares being purchased pursuant to such exercise:

               2. Full payment of the Purchase Price for such Shares by any of the following or combination thereof:

                    a. Certified or cashier's check payable in United States dollars to the Corporation;

                    b. Wire transfer of United States dollars to one or more of the Corporation's bank accounts in accordance with written instructions provided by the Secretary of the Corporation;

                    c. The delivery of whole Shares of the Common Stock owned by the Participant or the person entitled to exercise the Option provided that no Shares of the Common Stock which have been held for less than six (6) months may be delivered in payment of the Purchase Price;

                    d. By requesting that the Corporation withhold whole Shares of the Common Stock then issuable upon exercise of the Option (for purposes of such a transaction the value of such Shares of the Common Stock shall be deemed to equal the fair market value of the Common Stock on the date of the exercise of the Option);

                    e. By arrangement with a broker which is acceptable to the Secretary of the Corporation under which the broker makes a loan for all or any portion of the Purchase Price in full compliance with Regulation T of the Board of Governors of the Federal Reserve System; or

                    f. By arrangement with a broker which is acceptable to the Secretary of the Corporation where payment of all or any portion of the Purchase Price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the Shares to the Corporation.

               3. Full payment of all of Participant's portion of any withholding tax liability imposed by the Internal Revenue Service and/or any applicable state taxing authority by any of the following or combination thereof:

                    a. Certified or cashier's check payable in United States dollars to the Corporation; or

                    b. Wire transfer of United States dollars to one or more of the Corporation's bank accounts in accordance with written instructions provided by the Secretary of the Corporation.

               4. In the event the Option is exercised by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.

          D. Issuance of Shares. No Shares shall be issued and delivered upon exercise of any Option unless and until:

               1. In the opinion of the Corporation's legal counsel, any applicable requirements under the Securities Act of 1933 and any applicable state securities laws have been fully complied with;

               2. The lapse of a reasonable time period following the exercise of the Option as the Corporation may deem necessary for administrative convenience; and

               3. The receipt by the Corporation of the full amount of the Purchase Price in accordance with Section 3.3 above.

          E. Delivery of Certificates. After the terms of Section 3.4 have been met, the Corporation shall issue and deliver to Participant, or the person or persons properly exercising the Option, a certificate or certificates evidencing such number of Shares as Participant has then so elected to purchase.

IV. Rights Prior to Exercise.

          A. Option is Not An Equity Interest. Participant shall have no equity interest in the Corporation or any voting, dividend, liquidation or dissolution rights with respect to any capital stock of the Corporation solely by reason of having the Option or having executed this Agreement. Furthermore, prior to the exercise of all or a portion of the Option, as set forth in
               Section 3 hereof, and the issuance and delivery of a certificate or certificates evidencing the Shares purchased pursuant to the exercise of all or a portion of such Option, Participant shall have no interest in, or any voting, dividend, liquidation or dissolution rights with respect to, the Shares, except to the extent that Participant has exercised all or a portion of such Option and has been issued and received delivery of a certificate or certificates evidencing the Shares purchased pursuant to such exercise.

          B. No Right of Continued Employment. The grant of the Option does not give the Participant any right to continued employment by the Corporation or a subsidiary for any period, nor shall the issuance of Shares on exercise of the Option give the Corporation or any subsidiary any right to the continued services of the Participant for any period except as specified in a written employment agreement between the Participant and the Corporation.

V. Adjustments and Corporate Reorganizations. If the Common Stock is increased or decreased, or is changed into or exchanged for a different number or kind of shares or securities or other forms of property (including cash) or rights, as a result of one or more reorganizations, recapitalizations, spin-offs, stock splits, reverse stock splits, stock dividends or the like, appropriate adjustments shall be made in the number and/or kind of shares or securities or other forms of property (including cash) or rights for which this Option may thereafter be exercised, all without any change in the aggregated Exercise Price applicable to the unexercised portions of this Option, but with a corresponding adjustment in the Exercise Price per share or other unit. No fractional share of stock shall be issued under this Option or in connection with any such adjustment. Such adjustments shall be made by or under authority of the Corporation's Board of Directors whose determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

VI. Liquidation, Sale of Company, Etc. Upon the dissolution or liquidation of the Corporation or upon a reorganization, merger or consolidation of the Corporation as a result of which the outstanding Common Stock is changed into or exchanged for property (including cash), rights or securities not of the Corporation's issue, or any combination thereof, or upon a sale of substantially all the property of the Corporation to, or the acquisition of stock representing more than eighty percent (80%) of the voting power of the stock of the Corporation then outstanding by, another corporation or person, this Option shall not terminate, unless provision be made in writing in connection with such transaction for the assumption of this Option, or the substitution for this Option of an option covering the stock of a successor corporation, or a parent thereof, with appropriate adjustments in accordance with the provisions of the proceeding Section 5 as to the number and kind of shares optioned and their Exercise Prices, in which event this Option shall continue in the manner and under the terms so provided.

VII. Participant's Representations. Participant hereby represents and warrants to the Corporation as follows:

          A. Investment Purpose. Participant is acquiring the Option and will purchase the Shares solely for Participant's own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with the present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Act.

          B. Information Concerning Corporation. Participant agrees to discuss the Corporation and its plans, operations and financial condition with the Corporation's officers prior to purchasing the Shares in order to obtain such information as the Participant deems necessary and appropriate to enable the Participant to evaluate the financial risks inherent in making an investment in the Shares.

          C. Speculative Investment. Participant realizes that the purchase of the Shares will be a speculative investment and involves a degree of risk, and Participant is able, without impairing Participant's financial condition, to hold the Shares for an indefinite period of time and to suffer complete loss on the Participant's investment.

          D. Restricted Nature of Shares. Participant understands and acknowledges that until the Shares are registered in accordance with the provisions of Section VIII below, the sale of the Shares has not been registered under the Act and the Shares must be held under Rule 144.

          E. Transfer of Option. Participant agrees not to transfer or assign the Option unless, in the opinion of the Corporation's legal counsel, any applicable requirements under the Securities Act of 1933 and any applicable state securities laws have been fully complied with.

VIII. Registration of Shares. The Corporation hereby agrees, notwithstanding any provision herein to the contrary, at its sole cost and expense to file an appropriate registration statement with the United States Securities and Exchange Commission.

IX. General Provisions.

          A. Entire Agreement; Amendment. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option and the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option or the Shares other than as set forth herein. Any and all prior agreements between the parties hereto with respect to any stock purchase rights or stock option rights regarding the Shares or the Option are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Option and the Shares.

          B. Counterpart Executions. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          C. Notice. Any and all notices provided for herein shall be sufficient if in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first class postage prepaid), in the case of the Corporation, to its principal office, and, in the case of Participant, to Participant's address as shown on the Corporation's records.

          D. Law Governing. This Agreement has been executed and delivered in the State of New Mexico and shall be construed and enforced in accordance with the laws of such state.

          E. Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Participant, and their respective heirs, personal and legal representatives, successors and assigns.

          F.   Time of Essence. Time is of the essence in this Agreement.

          G. Gender and Number. Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, the male shall include the female gender and a trust, partnership, firm, company or corporation, all as the context and meaning of this Agreement may require.

          H. Further Assurances. Each party hereby agrees that she or it will, whenever and as often as it shall be reasonably required by any other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents as may be reasonably necessary in order to complete the transactions and agreements herein provided and to do any and all other acts and to acknowledge, execute and deliver any and all documents which may be reasonably requested in order to reasonably carry out the intent and purposes of this Agreement.

          I. Severability. If any provision or term of this Agreement shall be held or determined to be unenforceable, the balance of this agreement shall nevertheless continue in full force and effect, unaffected by such holding or determination. In addition, in any such event, the parties agree that it is their intention and agreement that any such provision or term which is held or determined to be unenforceable as written, shall nonetheless be enforced and binding to the fullest extent permitted by law as though such provision or term had been written un such a manner to such an extent as to be enforceable under the circumstances.

          J. Legal Proceedings. If any party hereto finds it necessary to employ legal counsel or to bring a lawsuit or other proceeding against any other party to enforce any of the terms, covenants or conditions hereof, the party prevailing in such action or other proceeding shall be paid all reasonable attorney's fees by the other party, as deemed by the court and not the jury, and in any event any judgment is secured by such prevailing party, all such attorney's fees shall be included in any such judgment in such action or proceeding.

     IN WITNESS WHEREOF, the Corporation and Participant have executed this Agreement as of the day and year first above written.



AMERICAN MILLENNIUM CORPORATION, INC., a New Mexico corporation



 By:/s/ Stephen F. Watwood                         February 24, 2003
    -------------------------------                ---------------------------
    Its Duly Authorized Officer                    Date





By:/s/ James Hamilton                              February 24, 2003
   --------------------------------                ---------------------------
   James Hamilton                                  Date